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                                                                     EX-99.B1(i)
                              HATTERAS FUNDS, INC.

                              ARTICLES OF AMENDMENT

         Hatteras Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Board of Directors of the Corporation, at a meeting duly held on June 24, 1992, adopted the following resolutions and directed that the proposed amendment be submitted for consideration at a special meeting of shareholders of the Corporation:

                  RESOLVED, that the Corporation change its name from Hatteras Funds, Inc. to Nations Fund, Inc.; and further

                  RESOLVED, that the appropriate officers of the corporation be, and each hereby is, authorized and directed to prepare, execute and file such documents, including, but not limited to, Articles of Amendment and Articles Supplementary, with the State of Maryland and other regulatory authorities to reflect the change of the name of the "Corporation."

         SECOND: The Articles of Incorporation of Hatteras Funds, Inc. are hereby amended by striking out existing Article SECOND in its entirety and inserting in lieu thereof the following:

                                SECOND:     The name of the corporation is
                        Nations Fund, Inc. (hereinafter referred to as the
                       "Corporation").

         THIRD: The amendment to the Articles of Incorporation as set forth above has been duly advised and approved by the Board of Directors of the Corporation and approved by the stockholders of the Corporation, in accordance with the applicable provisions of Sections 2-604 and 2-607 of the General Corporation Law of the State of Maryland.

         FOURTH: The undersigned president acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned president acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


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         IN WITNESS  WHEREOF,  the  Corporation  has caused  these  Articles  of
Amendment to be executed by its duly authorized president and attested to by its secretary on this 22nd day of September, 1992

[SEAL]


ATTEST:                                       HATTERAS FUNDS, INC.



/S/ Patricia L. Bickimer                        /S/ Peter Meenan
Patricia L. Bickimer                            Peter Meenan
Secretary                                       President

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